Exhibit 4 (a).26

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 49

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998, as follows:

Amendment of Article 75

1.	In Article 75.8 of the License,

a.	Sub-section (b)(4) shall be deleted;

b.	After sub-section (b) shall come:

”(c)	The Licensee may charge a subscriber, that intitates a charged call for services or for the following access codes, a charge that does not exceed the tariff the Licensee charges the subscriber for a call to a fixed line network:

(1)	Partially toll free service calls[1]

(2)	Business speed dial service[2]";

(25 December 2008)

(sgd) —————————————— Mordechai Mordechai Director-General	(sgd) —————————————— Haim Giron, Adv. Senior Deputy Director-General, Engineering and Licensing

[1] In accordance witht eh service file “partially toll free calls” (1-700 service).

2 In accordance with the director’s provisions “speed dial for businesses-star and four digits”, dated 4 May 2008.